Exhibit 10.30
Summary of Director Compensation
Director Fees

The compensation of the Company's non-employee directors is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. The fees that each non-employee director (other than the Chairman of the Board) or committee chair, received for his service during 2011 are the following:

•	An annual retainer of $60,000;

•	An additional $20,000 retainer for the Chair of the Audit Committee;

•	An additional $20,000 retainer for the Chair of the Compensation Committee;

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An additional $20,000 retainer for the Chair of the Corporate Governance and Nominating Committee as of May 24, 2011; prior to that date the Chair of the Corporate Governance and Nominating Committee received a $10,000 retainer;

•	An additional $7,500 retainer for the Chair of the Risk Management Committee prior to May 24, 2011. On May 24, 2011, the Risk Management Committee was dissolved by the Board of Directors;

•
An attendance fee of $1,500 for each regularly scheduled Board or committee meeting, other than meetings of the Audit Committee which had a meeting fee of $2,000 per meeting and the Advisory Committee (which was formed in January 2011 and disbanded in May 2011) which had a fee of $2,000 per meeting or per day of service; and

•	An attendance fee of $500 for each telephonic special meeting of the Board of Directors.

Director Fees Paid to the Chairman of the Board

The Chairman of the Board receives an annual retainer of $185,000. The annual retainer paid to the Chairman of the Board was in lieu of the fees described above except that the Chairman of the Board receives fees for attending meetings of the Compliance Committee (which are $1,500 per meeting). In addition, the Chairman of the Board served on the Advisory Committee and received $2,000 per meeting or per day of service.
Equity Grants

In 2011, Pinnacle granted to each non-employee director who was then serving 10,000 options, which were granted on the date of the 2011 Annual Meeting of Stockholders. The exercise price for each option was the closing price of Pinnacle Common Stock on the date of grant. All of the options vested immediately upon the date of grant. In addition, Pinnacle granted to each non-employee director who was then serving 6,000 restricted stock units, which were granted and vested on the date of the 2011 Annual Meeting of Stockholders.